Exhibit 10.48

PERCEPTIVE SOFTWARE, INC.

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (“Agreement”) is entered into to be effective the              day of             , 2010, between Perceptive Software, Inc. (the “Company”), a subsidiary of Lexmark International, Inc. (“Lexmark”), and [EXECUTIVE] (“Executive”).

WHEREAS, Executive is the                      of the Company; and

WHEREAS, the Board of Directors of Lexmark (the “Board”) believes that it is in the best interests of the Company: (i) to diminish the distraction to Executive that may arise by virtue of the personal uncertainties and risks created by a threatened or pending Change of Control (as defined in Section 1(c) below); and (ii) to encourage Executive’s full attention and dedication to the Company currently and in the event of a threatened or pending Change of Control.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

1. Certain Definitions. As used in this Agreement, unless otherwise defined herein or unless the context otherwise requires, the following terms shall have the following meanings:

(a)	Cause. “Cause” means (i) the willful failure by the Executive to perform substantially the Executive’s duties with the Company or Lexmark (other than any such failure due to physical or mental illness) after a demand for substantial performance is delivered to the Executive by the Chief Executive Officer of the Company or Lexmark, which notice identifies the manner in which the Chief Executive Officer of the Company or Lexmark believes that the Executive has not substantially performed his duties; (ii) the Executive engaging in willful and serious misconduct that is injurious to the Company, Lexmark or any of their affiliates; (iii) the Executive making a substantial, abusive use of alcohol, drugs, or similar substances, and such abuse in the Company and/or Lexmark’s judgment has affected his ability to conduct the business of the Company in a proper and prudent manner; (iv) the Executive’s conviction of, or entering a plea of nolo contendere to, a crime that constitutes a felony, which in the Chief Executive Officer of the Company or Lexmark’s reasonable good faith judgment has the effect of materially injuring the reputation or business of the Company; or (v) the willful and material breach by the Executive of any of his obligations hereunder and Executive’s failure to cure such breach to the reasonable satisfaction of Lexmark within a reasonable period, but not to exceed 60 days, following Lexmark’s notice to Executive of such breach, which notice describes such breach in particularity, or the willful and material breach by the Executive of any written covenant or agreement with the Company or Lexmark or any of their affiliates not to disclose any information pertaining to the Company or Lexmark or any of their affiliates or not to compete or interfere with the Company or Lexmark or any of their affiliates.

(b)	Change of Control. A “Change of Control” of the Company or Lexmark means:

(i)	a majority of the members of the Board at any time cease for any reason other than due to death or disability to be persons who were members of the Board twenty-four months prior to such time (the “Incumbent Directors”); provided that any director whose election, or nomination for election by the Lexmark’s stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who are Incumbent Directors shall be treated as an Incumbent Director; or

(ii)	any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Act, but excluding Lexmark, its Subsidiaries (including the Company), any employee benefit plan of Lexmark or any Subsidiary, employees of Lexmark or any Subsidiary or any group of which any of the foregoing is a member) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Act), directly or indirectly, including without limitation, by means of a tender or exchange offer, of securities of the company representing 30% or more of the combined voting power of the company’s then outstanding securities; or

(iii)	the consummation of a transaction: (i) for the merger or other business combination of the company with or into another corporation immediately following which merger or combination (A) the stock of the surviving entity is not readily tradable on an established securities market, (B) a majority of the directors of the surviving entity are persons who (x) were not directors of the company immediately prior to the merger and (y) are not nominees or representatives of Lexmark or (C) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Act, but excluding Lexmark, its Subsidiaries (including the Company), any employee benefit plan of Lexmark or any Subsidiary, employees of Lexmark or any Subsidiary or any group of which any of the foregoing is a member) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of 30% or more of the securities of the surviving entity; or (ii) for the direct or indirect sale or other disposition of all or substantially all of the assets of the company, provided, however, there is no Change of Control when there is a sale, internal restructuring or other disposition of assets to an entity that is controlled by the shareholders of the transferring corporation immediately after the sale or other disposition; or

(iv)	Approval by the shareholders of Lexmark of a complete liquidation or dissolution of Lexmark.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to occur in the event Lexmark or any of its Subsidiaries (including the Company) files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred as a result of any transaction or series of transactions which the Executive, or any entity in which Executive is a partner, officer or more than 50% owner, initiates, if immediately following the transaction or series of transactions that would otherwise constitute a Change of Control, Executive, either alone or together with other individuals who are executive officers of Lexmark or its Subsidiaries immediately prior thereto, beneficially owns, directly or indirectly, more than 10% of the then outstanding shares of common stock of the company or the corporation resulting from the transaction or series of transactions, as applicable, or of the combined voting power of the then outstanding voting securities of the company or such resulting corporation.

(c)	Change of Control Period. “Change of Control Period” means the period commencing on the date hereof and ending on June 30, 2013.

(d)	Company Plans. “Company Plans” means: (i) all incentive, savings and retirement plans, practices, policies and programs in which Executive is a participant; (ii) all welfare benefit plans, practices, policies and programs (including medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) in which Executive is a participant; and (iii) expense reimbursement for reasonable employment expenses incurred by Executive in accordance with Company policies.

(e)	Confidential Information. “Confidential Information” shall have the same meaning provided for the term “Information” in the Non-Disclosure and Non-Competition Agreement by and between Executive, the Company and Lexmark (the “Non-Disclosure Agreement”).

(f)	Date of Termination. “Date of Termination” means the date on which Executive has a “Separation from Service” as such term is defined in Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treas. Reg. §1.409A-1(h).

(g)	Disability. The “Disability” of Executive shall mean the permanent and total disability of Executive as defined in the Company’s long term disability program.

(h)	Effective Date. “Effective Date” means the effective date of a Change of Control that occurs at any time during the Change of Control Period. The Company shall have no obligation to pay benefits with respect to a Change of Control that does not occur during the Change of Control Period.

(i)

Good Reason. “Good Reason” means the voluntary termination of employment of Executive within 180 days following: (i) any assignment to Executive of any duties, functions or responsibilities that are significantly different from, and result in a substantial and material diminution of, the duties, functions or responsibilities that Executive has on the date hereof provided, however, that a change in Executive’s duties or responsibilities solely as a result of the Company becoming a subsidiary or division of the surviving entity shall not be considered Good Reason; (ii) a reduction by the Company of the annual base salary of Executive as in effect immediately prior to such reduction, other than a reduction as part of an across the board reduction in salary for executives of the Company; (iii) a reduction in Executive’s benefits, except to the extent that the benefits of all other officers of the Company are similarly reduced; (iv) a relocation of Executive’s principal office to a location more than one hundred (100) miles from the location at which Executive was performing Executive’s duties as of the Effective Date, except for required travel by Executive on the Company’s business; or (v) the material breach by the Company of any of its obligations under this Agreement, or any other employment or incentive compensation agreement or arrangement by and between Executive, Lexmark or the Company, including but not limited to the Perceptive Software, Inc. Amended and Restated Executive Bonus Plan and the Perceptive Software, Inc. Incentive Compensation Program; provided, however, that such termination shall only be for Good Reason if Executive provides notice to Company of his intent to terminate employment for Good Reason and provides Company a chance to cure such event constituting Good Reason to the reasonable satisfaction of Executive within a reasonable period, but not to exceed 60 days, following Executive’s specific notice to Company of such an intent to terminate employment for Good Reason.

(j)	Notice of Termination. “Notice of Termination” means a written notice of termination which (A) indicates the specific termination provision in this Agreement relied upon, (B) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (C) specifies the Date of Termination.

(k)	Post-Effective Period. “Post-Effective Period” means the period commencing on the Effective Date and ending on the 12-month anniversary of such date.

(l)	Subsidiary. “Subsidiary” means any entity that is directly or indirectly controlled by Lexmark or any other entity in which Lexmark has a significant equity interest, as determined by the Board.

2.	Termination of Employment during the Post-Effective Period

(a)	Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Post-Effective Period. If the Company determines in good faith that a Disability of Executive has occurred during the Post-Effective Period, it may give Executive a Notice of Termination and Executive’s employment with the Company shall terminate effective upon receipt of such notice by Executive (the “Disability Effective Date”).

(b)	Company Termination of Employment. The Company may terminate Executive’s employment at any time during the Post-Effective Period for Cause or without Cause.

(c)	Executive Termination of Employment. Executive may terminate Executive’s employment at any time during the Post-Effective Period for Good Reason or without Good Reason.

(d)	Notice of Termination. Any termination by the Company for Cause or any termination by Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto, which Notice of Termination shall specify the basis for such Cause or Good Reason, as the case may be, in reasonable detail. The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstances that contributes to showing of Cause or Good Reason, as the case may be, shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstances in enforcing such party’s rights hereunder.

3.	Obligations of the Company Upon Termination During the Post-Effective Period

(a)	Terminations Other Than for Cause. If, during the Post-Effective Period, the Company shall terminate Executive’s employment other than for Cause or Executive shall terminate employment for Good Reason, and a Separation from Service occurs, the Company shall pay to Executive (or Executive’s heirs) cash severance in an amount equal to the sum of: (i) two and one-half times the sum of (1) the annual base salary and (2) an amount equal to 100% of the Executive’s year end bonus and performance bonus (as defined in the Perceptive Software, Inc. Amended and Restated Executive Bonus Plan), calculated as though the Company attains its financial targets (without regard to personal attainment), which payment shall be made in a lump sum payment within thirty (30) days after the Date of Termination, provided that, the payment at such time can be characterized as a “short-term deferral” for purposes of Code Section 409A, or if any portion of the payment cannot be so characterized, and Executive is a “specified employee” under Code Section 409A, such portion of the payment shall be delayed until the earlier to occur of Executive’s death or the date that is six months and one day following Executive’s Date of Termination; (ii) each equity award issued to Executive by Lexmark to purchase or receive shares of Lexmark Common Stock and held by Executive on the Date of Termination shall become immediately vested as to 100% of the then unvested shares underlying each such award and (iii) all amounts or benefits to which Executive is entitled for the period prior to the Date of Termination for accrued and unpaid salary, incentive bonus and other accrued and unpaid compensation under any Company Plans through the Date of Termination, to the extent theretofore unpaid, which amounts shall be paid to Executive after the Date of Termination in accordance with the Company’s normal payroll practices. In addition, Executive and Executive’s covered dependents shall be eligible to continue their health care benefit coverage as permitted by COBRA (Code Section 4980B) at the same cost to Executive as in effect immediately prior to such termination for the twelve (12) month period following such termination. Executive shall be entitled to maintain coverage for Executive and Executive’s eligible dependents at Executive’s own expense for the balance of the period that Executive is entitled to coverage under COBRA.

(b)

Termination for Cause. If, during the Post-Effective Period, the Company terminates Executive’s employment for Cause, this Agreement shall terminate without further obligation of the Company to Executive other than: (i) the obligation to pay to Executive his accrued and unpaid base salary through the Date of Termination, any accrued and unpaid incentive bonus and other accrued and unpaid compensation, payments and benefits through the Date of Termination and any accrued and unpaid vacation pay through the Date of Termination, to the extent theretofore unpaid, which amounts shall be paid to Executive after the Date of Termination in accordance with the Company’s normal payroll practices; and (ii) the obligation to pay to Executive all accrued and unpaid amounts or benefits under any Company Plans through the Date of Termination, to the extent theretofore unpaid, which amounts shall be paid to Executive after the Date of Termination in accordance with the Company’s normal payroll practices.

(c)	Executive’s Death or Disability. If during the Post-Effective Period, the Company shall terminate Executive’s employment because of Executive’s death or Disability, Executive (or Executive’s heirs) shall be entitled to death or long-term disability benefits, as the case may be, from the Company, no less favorable than those benefits to which Executive (or Executive’s heirs) would have been entitled had the death or termination for Disability occurred during the six (6) month period prior to the Effective Date. If at any time during the Post-Effective Period, but prior to a termination for Disability, Executive is unable to perform his duties due to a Disability, Executive shall continue to receive a monthly base salary in an amount equal to Executive’s monthly base salary in effect at the commencement of such disability until Executive’s employment is terminated as a result of Disability or Executive is able to perform his duties, provided, however, that the amount of any such payments shall be reduced by any payments to which Executive may be entitled for the same period because of the Disability under any other disability or pension plan of the Company.

(d)	Parachute Payments. If any payment or benefit Executive would receive in connection with a Change of Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount (as defined below). The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, unless otherwise determined by the Lexmark or the Company no later than two (2) days prior the consummation of the Change of Control, the reduction shall occur in the manner that results in the greatest economic benefit to Executive as determined in this paragraph. If more than one method of reduction will result in the same economic benefit, the portions of the Payment shall be reduced pro rata.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the Effective Date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

(e)

Release. Prior to, and as a condition precedent to, the receipt of any benefits under this Section 3, Executive, or a representative of Executive, shall execute a release (the “Release”) in the form attached hereto as Exhibit A. Such Release shall specifically relate to all of Executive’s rights and claims against the Company and Lexmark in existence at the time of such execution. It is understood that Executive has a certain period to consider whether to execute such Release, and Executive may revoke such Release within seven (7) days after execution, provided however that the Release must be fully effective, and not subject to revocation on or before the sixtieth (60th) day following the Date of Termination, in the prescribed form. In the event Executive does not provide an effective Release within the 60-day period, none of the benefits described in this Section 3 shall be payable under this Agreement and the provisions of Section 3 of this Agreement shall he null and void.

(f)	Employment Agreement Severance Benefits. To the extent that severance benefits become payable to Executive upon termination of Executive’s employment with the Company pursuant to the Employment Agreement, and such amounts are greater than the amounts that would become payable to Executive under this Agreement, no severance benefits shall be paid pursuant to this Agreement.

4.	Status; Exclusivity of Rights

(a)	Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any Company Plans.

(b)	This Agreement shall supersede all prior, concurrent, and/or contemporaneous arrangements, whether written or oral, regarding the subject matter of this Agreement; provided that this Agreement is not intended to, and shall not affect, limit or terminate Executive’s rights and obligations under the Employment Agreement or Executive’s obligations under the Company’s Statement of Employee’s Obligations and Agreement Involving Proprietary Information and Inventions (the “Inventions Agreement”).

5.

Set-Off; Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off that the Company may have against Executive or others, except for any set-off as a result of a breach or threatened breach by Executive of any of the provisions of Sections 6 and/or 7 of this Agreement. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment, provided, however, that Executive does not breach any of the provisions of Sections 6 and/or 7 of this Agreement.

6.	Confidential Information; Non-Competition. Executive shall comply with and abide by the Inventions Agreement and the Non-Disclosure Agreement during his employment with the Company, and for such period of time following the termination of Executive’s employment with the Company, as specified in each of such agreements.

7.	Successors

(a)	This Agreement is personal to Executive and shall not be assignable by Executive without the prior written consent of the Company, except that Executive may assign rights and benefits to his heirs, personal representatives and successors for estate planning purposes. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

(b)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly confirm in writing such successor’s assumption of this Agreement and agreement to perform this Agreement in the same manner and to the same extent that the Company would be required to perform such Agreement if no such succession had taken place (provided, however, that such assumption shall not relieve the Company of any obligations or liabilities to Executive under this Agreement). As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

8.	Miscellaneous

(a)	This Agreement shall be governed by and construed under the laws of the State of Delaware in all respects as such laws are applied to agreements among Delaware residents entered into and performed entirely within Delaware, without giving effect to conflict of law principles thereof. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be exclusively brought in, and each party agrees to and does hereby submit to the exclusive jurisdiction and venue of the District Court of Johnson County, Kansas, or the Federal District Court in Kansas City. The parties hereby irrevocably and unconditionally waive trial by jury in any such action, suit or other legal proceeding.

(b)	The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c)	All notices and other communications hereunder shall be in writing and shall be deemed effectively given and received: upon hand delivery to the other party; five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or one (1) day after deposit with a reputable overnight delivery service guaranteeing next-day delivery and providing a receipt, addressed as follows:

If to the Company:	If to Executive:

Lexmark International, Inc.	[ENTER ADDRESS HERE]
Attn: Secretary
740 W. New Circle Road
Lexington, KY 40550

or to such other address as either party shall have furnished, to the other in writing in accordance herewith.

(d)	In the event a final judicial determination is made by a court of competent jurisdiction that any provision of this Agreement is illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the other provisions of this Agreement shall not be affected thereby, said provision shall be modified by the court to the extent necessary to render it not illegal, invalid or unenforceable, and this Agreement shall continue in full force and effect as modified and shall he enforced to the fullest extent permitted by law.

(e)	The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f)	Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g)	In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

(h)	Executive and the Company acknowledge that the employment of Executive by the Company is “at will” and, prior to the Effective Date, may be terminated by either

Executive or the Company at any time. Moreover, if prior to the Effective Date, Executive’s employment with the Company terminates, or if Executive’s employment is not terminated within the Post-Effective Period, Executive shall have no further rights under this Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand, and, pursuant to the authorization from the Board of Directors of Lexmark, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

PERCEPTIVE SOFTWARE, INC.

By:

Chairman and Chief Executive Officer
of Lexmark International, Inc.

EXECUTIVE:

EXHIBIT A

FORM OF RELEASE

Certain capitalized terms used in this Release are defined in the Change of Control Agreement (the “Agreement”), which I have executed and of which this Release is a part.

I hereby confirm my obligations under the Company’s Proprietary Information and Inventions Agreement.

Except as otherwise set forth in this Release, in consideration of benefits I will receive under the Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law, to release the Company from its obligations to pay or provide me severance benefits following the termination of my employment under the terms of the Agreement, or to waive any unwaivable claims under applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; and (F) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after this Release is executed by me.

EXECUTIVE:

Date: